Exhibit 1.

kpmg
	KPMG LLP Chartered Accountants Yonge Corporate Centre 4100 Yonge Street, Suite 200 North York, ON M2P 2H3	Telephone (416)228-7000 Telefax (416)228-7123 www.kpmg.ca

AUDITORS’ CONSENT

To the Board of Directors
Masonite International Corporation

We consent to the inclusion in this Annual Report on Form 40-F of (i) our audit report dated February 13, 2003 on the Consolidated Balance Sheets of Masonite International Corporation as at December 31, 2002 and 2001, and the Consolidated Statements of Income, Retained Earnings and Cash Flows for the years then ended, and (ii) our Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference dated February 13, 2003.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
February 13, 2003